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                                                                   Exhibit 99.1


CONTACT:
Investor Relations
+1.732.362.2380

                             INTELLIGROUP ANNOUNCES
                          APPOINTMENT OF VIKRAM GULATI
                    AS CHIEF EXECUTIVE OFFICER AND PRESIDENT

EDISON, N.J., April 4, 2005/PRNewswire-FirstCall/ -- Intelligroup, Inc., a global provider of strategic IT outsourcing services (the "Company"), today announced that Vikram Gulati has been appointed as the Chief Executive Officer and President of Intelligroup and has also been appointed to the Company's Board of Directors. Arjun Valluri will no longer serve as the Company's Chief Executive Officer, President and Chairman of the Board. The role of Chairman of the Company's Board will remain open pending a review by the Company's Board.

Mr. Gulati brings to Intelligroup over 17 years of experience in the industry having held several positions with Wipro Ltd. including, most recently, as the head of Wipro's global Enterprise Application Solutions group where he was responsible for growing Wipro's worldwide ERP practice from an annualized business of $20 million in revenue to $160 million in revenue, delivered by 2700 professionals across 16 countries.

"On behalf of the Intelligroup Board, we are pleased that Mr. Gulati has accepted this role", said Ravi Adusumalli, Director. "After a careful search, we are confident that we have found a talented and proven leader who will help build upon the foundation of the Company and harness its potential for future success." Mr. Adusumalli continued, "At the same time, the Intelligroup Board thanks Arjun Valluri for his many years of leadership".

After appointment, Mr. Gulati noted "I am excited to take this key role with Intelligroup. Intelligroup has a strong entrepreneurial spirit and committed employees who have provided significant value to its customers over the years. I am eager to work with the Intelligroup team to refocus our energies on renewing the Company's growth and capitalizing on our substantial market potential. With a new Board of Directors and dedicated shareholders, I believe we have the tools and resources to achieve our collective aspirations".

ABOUT INTELLIGROUP

Intelligroup, Inc. (http://www.intelligroup.com) is an information technology services strategic outsourcing partner to the world's largest companies. Intelligroup develops, implements and supports information technology solutions for global corporations and public sector organizations. The Company's onsite/offshore delivery model has enabled hundreds of customers to accelerate results and significantly reduce costs. With extensive expertise in industry-specific enterprise solutions, Intelligroup has earned a reputation for consistently exceeding client expectations.

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SAFE HARBOR STATEMENT

Certain statements contained herein regarding matters that are not historical facts, are forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995). Such forward-looking statements include risks and uncertainties; consequently, actual results may differ materially from those expressed or implied thereby. Certain of such risks and uncertainties are set forth in Intelligroup's filings with the Securities and Exchange Commission.